As filed with the Securities and Exchange Commission on  AUGUST 27, 1997

                                                  Registration No. 333-31513
============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                          ----------------------------

                               AMENDMENT NO. 1 TO
                          ----------------------------
                                    FORM S-3
                             Registration Statement
                        Under the Securities Act of 1933
                          ----------------------------

                                 ALPHARMA INC.
             (Exact name of registrant as specified in its charter)
                          ----------------------------

     DELAWARE                        22-2095212                 2834
(State or other jurisdiction      (I.R.S. Employer        (Standard Industrial
of incorporation               Identification Number)     Classification Code
organization)                                              Number)

                              ONE EXECUTIVE DRIVE
                          FORT LEE, NEW JERSEY 07024
                                (201) 947-7774
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                                 BETH P. HECHT
                        CORPORATE COUNSEL AND SECRETARY
                              ONE EXECUTIVE DRIVE
                          FORT LEE, NEW JERSEY 07024
                                (201) 947-7774
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)

                                  Copies to:

                              GLEN E. HESS, P.C.
                               KIRKLAND & ELLIS
                                CITICORP CENTER
                             153 EAST 53RD STREET
                        NEW YORK, NEW YORK  10022-4675
                                (212) 446-4800


          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time, as soon as practicable after the effective date of this Registration Statement, as determined by market conditions.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]
          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]
          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

===================================================================================================================

TITLE OF EACH CLASS OF                           PROPOSED MAXIMUM        Proposed Maximum
  SECURITIES TO BE             AMOUNT TO BE        OFFERING PRICE           AGGREGATE             Amount of
    REGISTERED                  REGISTERED            PER SHARE          OFFERING PRICE        REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
Rights to purchase Class       2,262,686(2)             $0                       $0                   $0(3)
A Common Stock (1).......
-----------------------------------------------------------------------------------------------------------------------

Class A Common Stock,          2,262,686(2)         $16.34(5)              $36,972,290              $36,972,290
par value $.20 per share
(4) Total
=======================================================================================================================

(1) This Registration Statement relates to the Company's rights (the "Rights") to purchase its Class A Common Stock, par value $.20 per share, (the "Class A Stock"), which will be issued as a dividend to holders of the Class A Stock, and to the shares deliverable upon exercise of the Rights. This Registration Statement also relates to resales and reoffers of certain of these Rights by holders thereof who may be deemed to be affiliates of the Company.
(2) Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement also relates to any and all Rights issued hereby due to the rounding up of Rights distributed hereby to the nearest whole number for each recipient thereof, and the Rights Shares issuable upon exercise thereof.
(3) Since both the Rights and Right Shares are being registered for distribution under this Registration Statement, for purposes of Rule 457 there is no separate registration fee for the Rights.
(4) These shares of Class A Stock are deliverable upon exercise of the Rights. This Registration Statement also relates to resales and reoffers of certain of these shares of Class A Stock to be purchased by certain holders of Rights who may be deemed to be affiliates of the Company upon exercise of their Rights.
(5) The subscription price for purchase of a share of Class A Stock upon exercise of the Rights.

                          ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

                             CROSS-REFERENCE SHEET
              Furnished Pursuant to Item 501(b) of Regulation S-K

 Item
  No.          Form S-3 Item Number and Caption               Location in Caption or Prospectus
  ---          --------------------------------               ---------------------------------
1     Forepart of the Registration Statement and Outside
      Front Cover Page of Prospectus                          Outside front cover page of Prospectus
2     Inside Front and Outside Back Cover Page of
      Prospectus                                              Inside front cover page of Prospectus
3     Summary Information; Risk Factors; Ratio of Earnings    Not Applicable; Risk Factors; Not
      to Fixed Charges                                        Applicable
4     Use of Proceeds                                         Use of Proceeds
5     Determination of Offering Price                         Not Applicable
6     Dilution                                                Not Applicable
7     Selling Securityholders                                 Not Applicable
8     Plan of Distribution                                    Not Applicable
9     Description of Securities to be Registered              The Rights Offering
10    Interest of Named Experts and Counsel                   Legal Matters; Experts
11    Material Changes                                        The Company
12    Incorporation of Certain Information by Reference       Incorporation of Certain Information
                                                              by Reference
13    Disclosure of Commission Position on Indemnification
      for Securities Act Liabilitie                           Not Applicable

September 4, 1997


Dear Stockholder,

On behalf of the Board of Directors of Alpharma Inc., we are pleased to distribute to our stockholders Rights to purchase additional shares of our Class A Common Stock.

As explained more fully in the accompanying prospectus, the Rights Offering will enable you to buy additional shares of Common Stock at $16.34 per share, a 22% discount to the closing market price on the record date of August 26, 1997, without brokerage commissions. The proceeds of this Rights Offering will be used to reduce outstanding bank debt and for general corporate purposes.

Your attention is directed to the following key points:

 .    Issuance of Rights: Stockholders will receive one transferable Right for each six shares of Class A Common Stock held on the record date of August 26, 1997. Holders of record who hold a number of shares of Class A Common Stock that are not an integral multiple of six will receive one additional Right.

 .    Expiration of the Offering: The Rights will expire at 5:00 p.m., Eastern standard time, on November 25, 1997. Rights not exercised prior to the Expiration Date will expire.

 .    Transferability of Rights: The Rights are listed on the New York Stock
     Exchange and may be traded through normal brokerage channels.

 .    Subscription: One Right will entitle the holder to acquire one share of the Company's Class A Common Stock at $16.34 per share.

The enclosed Prospectus provides the details of the Rights Offering and important information. Please read it carefully. You are urged to act promptly to ensure that Subscription Certificates are received prior to the November 25, 1997 expiration date.

Any questions regarding the Rights Offering should be directed to the Company's Information Agent, D.F. King at 1-800-628-8528 (outside the U.S., call collect at 1-212-269-5550).

We are very pleased to offer you this opportunity and hope that you will consider a further investment in Alpharma.

Sincerely,

/s/ Einar W. Sissener

Einar W. Sissener
Chairman and Chief Executive Officer

PROSPECTUS

                                 ALPHARMA INC.

                   2,262,686 SHARES OF CLASS A COMMON STOCK
          RIGHTS TO PURCHASE 2,262,686 SHARES OF CLASS A COMMON STOCK



     Alpharma Inc., a Delaware corporation (the "Company") is issuing on September 4, 1997 as a dividend to the holders (the "Holders") of its Class A Common Stock, par value $.20 per share, (the "Class A Stock") of record on August 26, 1997 (the "Record Date"), certain subscription rights (the "Rights"). Each Right will entitle the holder thereof to purchase one share of Class A Stock at a subscription price of $16.34 per share (the "Subscription
Price").


     Each Record Holder will receive one-sixth of a Right for each share of Class A Stock held by such holder on the Record Date. No fractional Rights or cash in lieu thereof will be distributed by the Company, and the number of Rights to be distributed to each Record Holder will be rounded up to the nearest whole number. Each Right will be exercisable for one share of Class A Stock. Such shares of Class A Stock issuable upon exercise of the Rights are referred to herein as "Right Shares." Once a holder of Rights (a "Right Holder") has exercised such Rights, such exercise may not be revoked. The Rights will be evidenced by transferable certificates (each, a "Subscription Certificate").
The Rights are exercisable at the holder's option for a period (the "Subscription Period") commencing on September 4, 1997, and ending at 5:00 p.m., New York City time, on November 25, 1997 (the "Expiration Date"). Holders of Rights are encouraged to consider carefully the exercise or sale of Rights by the Expiration Date. After the Expiration Date, unexercised Rights will be null and void.


     This Prospectus and the registration statement of which it is a part
(the "Registration Statement") relate to (i) issuance by the Company of Rights to purchase up to 2,262,686 shares of Class A Stock (plus such additional Rights as are necessary due to rounding); (ii) issuances by the Company of up to 2,262,686 shares of Class A Stock, upon exercise of the Rights (plus such additional Shares as are necessary due to rounding); and (iii) reoffers and resales by certain holders of the Rights who may be deemed affiliates of the Company of (a) Rights held by such persons, and (b) shares of Class A Stock purchased by such persons upon exercise of their Rights. The issuance of the Rights hereunder and sale by the Company of Right Shares upon exercise of the Rights are referred to collectively herein as the "Rights Offering".

                         _____________________________


     The Class A Stock is listed on the New York Stock Exchange under the symbol "ALO." The closing sales price of the Class A Stock on the New York Stock Exchange on August 25, 1997 was $20.00 per share. The Rights will be listed on the New York Stock Exchange under the symbol "ALO.RT." There can be no assurance that a market for the Rights will develop or as to the price at which the Rights may trade if a market develops. See "Risk Factors --Uncertain Market for the Rights" herein.

                         ____________________________

 SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN CONSIDERATIONS CONCERNING THE
                RIGHTS AND AN INVESTMENT IN THE CLASS A STOCK.
                         _____________________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         _____________________________


                                                                Underwriting
                                                               Discounts and
                                           Price to Public      Commissions    Proceeds to Issuer(1)
                                           ---------------     -------------   --------------------
Class A Stock Issuable Upon Exercise of
   Rights
  Per Share.............................     $     16.34(2)       N/A              $     16.34
  Total.................................       $36,972,290          N/A              $36,972,290

________________


     (1) Before deducting estimated expenses of approximately $47,204 payable by the Company relating to the issuance of the Right Shares.
     (2) This represents the Subscription Price of the Rights.


                The date of this Prospectus is August 27, 1997

     NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS AND ANY SUPPLEMENT HERETO SHALL NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF ANY OFFER TO BUY, ANY SECURITIES OTHER THAN THE CLASS A STOCK OR RIGHTS TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY STATE OR JURISDICTION IN WHICH SUCH SOLICITATION OR OFFER WOULD BE UNLAWFUL. ALL INFORMATION CONTAINED IN THIS PROSPECTUS IS AS OF THE DATE OF THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER, SHALL UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF, OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     NO ACTION HAS BEEN OR WILL BE TAKEN BY THE COMPANY THAT WOULD PERMIT A PUBLIC OFFERING OF THE CLASS A STOCK OR THE RIGHTS OR THE CIRCULATION OR DISTRIBUTION OF THIS PROSPECTUS OR ANY OFFERING MATERIAL IN RELATION TO THE COMPANY, THE CLASS A STOCK OR THE RIGHTS IN ANY COUNTRY OR JURISDICTION WHERE ACTION FOR THAT PURPOSE MAY BE REQUIRED OTHER THAN THE UNITED STATES.

                    TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----

Available Information........................................       2
Incorporation of Certain Information by Reference............       3
The Company..................................................       3
Risk Factors.................................................       4
Background of the Offering...................................       5
Use of Proceeds..............................................       5
The Rights Offering..........................................       6
Certain Federal Income Tax Consequences......................      10
Legal Matters................................................      11
Experts......................................................      11

                             AVAILABLE INFORMATION

     The Company is subject to the reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy materials and other information with the Securities and Exchange Commission (the "Commission").
Such reports, proxy material and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 9400, Chicago, Illinois 60661-2511 and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, certain of such materials are also available through the Commission's Electronic Data Gathering and Retrieval System ("EDGAR"). In addition, the Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, at http://www.sec.gov.

     This Prospectus constitutes a part of the Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, copies of which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus or in any document incorporated in this Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     The Class A Stock of the Company is listed and traded on the New York Stock Exchange. Reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents have been filed with the Commission and are incorporated by reference into this Prospectus:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

     (b) The Company's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 1997.


     (c) The Company's quarterly report on Form 10-Q for the fiscal quarter ended June 30, 1997.


     (d)  The Company's Current Report on Form 8-K dated February 10, 1997.


     (e)  The Company's Current Report on Form 8-K dated June 27, 1997.


     (f) The description of the Class A Stock contained in the Company's Proxy Statement for its Special Meeting of Stockholders held on September 27, 1994 which was filed with the Commission on August 22, 1994.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Class A Stock and Rights offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or such Registration Statement.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in the Prospectus by reference, other than exhibits to such documents unless the exhibits themselves are specifically incorporated by reference. Requests for such copies should be directed to Alpharma Inc., One Executive Drive, Fort Lee, New Jersey 07024,
Attention: Vice President, Investor Relations (telephone number:  (201) 947-
7774).

                                  THE COMPANY

     The Company is a multinational pharmaceutical company which develops, manufactures and markets specialty generic and proprietary human pharmaceuticals and animal health products. The Company has two principal business segments: human pharmaceuticals and animal health.

     The human pharmaceuticals business segment is comprised of three operating divisions. The U.S. Pharmaceuticals Division (the "USPD") develops, manufactures and markets specialty generic human pharmaceuticals in the United States. The International Pharmaceuticals Division ("IPD") develops, manufactures and markets a broad range of generic and specialty dosage-form human pharmaceuticals, oral health care products, adhesive bandages and surgical tapes under proprietary brands primarily in the Nordic and other Western European countries and Indonesia. The Fine Chemicals Division ("FCD") develops, manufactures and markets bulk pharmaceutical antibiotics to the pharmaceutical industry worldwide.

     The animal health business segment consists of two operating divisions.
The Animal Health Division ("AHD") develops, manufactures and markets feed additives and animal health products for animals raised for commercial food production worldwide. The Aquatic Animal Health Division develops, manufactures and markets vaccines primarily for use in immunizing farmed fish against disease.

     The Company maintains dual corporate headquarters through Alpharma Inc. in the United States and through its Alpharma AS subsidiary in Norway. Its principal executive offices in the United States are located at One Executive Drive, Fort Lee, New Jersey 07024 (telephone number: (201) 947-7774) and its principal executive offices in Norway are located at Harbitzaleen 3, N-0212 Oslo, Norway (telephone number: (+47) 22 52 90 00).

                                 RISK FACTORS

     Prospective investors should consider carefully the following matters, in addition to the other information concerning the Company and its business contained in this Prospectus or incorporated herein by reference, before purchasing the securities offered hereby.

UNCERTAIN MARKET FOR THE RIGHTS


     The Rights will be listed for trading on the New York Stock Exchange. However, there is no assurance that a market for the Rights will develop or as to the price at which the Rights will trade if a market develops. Any market that may develop may be volatile and unreliable.

PREMIUM SUBSCRIPTION PRICE FOR EXERCISE OF RIGHTS; MARKET CONDITIONS

     The Subscription Price of the Rights was determined in January, 1997 by the Board of Directors of the Company, taking into account the purchase price per share of Class B Stock pursuant to an agreement under which 1,273,438 shares of the Company's Class B Common Stock were sold to the Company's controlling stockholders. (See "RECENT DEVELOPMENTS -- Class B Stock Purchase"). At the time the Subscription Price was approved by the Board of Directors, the Subscription Price was equal to approximately 125% of the then current market price of the Class A Stock. Although on the date of this Prospectus, the Subscription Price may be less than the market price, the Subscription Price may be less than or greater than the market price at any time prior to the Expiration Date (such period commencing on the date of this Prospectus and ending on the Expiration Date, the "Subscription Period). The following table shows the high and low trading price for the Class A Stock for the six months immediately preceding the date of this Prospectus:


                    Market Price NYSE      High      Low
                    -----------------      ----      ---
                    February 1997          $14.625   $12.500
                    March 1997             $14.625   $13.125
                    April 1997             $14.750   $13.500
                    May 1997               $17.250   $14.625
                    June 1997              $18.125   $15.875
                    July 1997              $18.375   $15.250
                    Through 8/25/97        $20.000   $17.750


     Following the Expiration Date, a subscribing Right Holder may or may not be able to sell shares of Class A Stock purchased in the Rights Offering at a price equal to or greater than the Subscription Price. When made, the election of a Right Holder to exercise Rights in the Rights Offering is irrevocable.
Moreover, until certificates are delivered, subscribing Right Holders may not be able to sell the Class A Stock that they have purchased in the Rights Offering. Certificates representing shares of Class A Stock purchased pursuant to the Rights Offering will be delivered to subscribers as soon as practicable after the date of purchase thereof. No interest will be paid to Right Holders on funds delivered to the Subscription Agent (as hereinafter defined) pursuant to the exercise of Rights pending delivery of Right Shares to such holders.

IMPACT OF RIGHTS OFFERING ON HOLDERS OF COMMON STOCK; DILUTION

     It is anticipated that the Right Holders will exercise their Rights only if and when the Subscription Price is below the prevailing market price. Right Holders who exercise their Rights will preserve their proportionate interest in their equity ownership and voting power of the Company on a fully-diluted basis. Right Holders who sell all or a portion of their Rights or do not exercise their Rights may experience a decrease in their proportionate interest in the equity ownership and voting power of the Company. A sale of Rights may not compensate a holder for all or any part of the reduction in the market value of such stockholder's shares of Class A Stock, if any, resulting from the Rights Offering. Stockholders who do not exercise or sell their Rights will relinquish any value inherent in the Rights.

COMPETITION AND INDUSTRY FACTORS

     The human pharmaceutical and animal health product businesses are highly competitive and many of the Company's competitors are substantially larger and have greater financial, technical and marketing resources than the Company. In addition, all of the Company's principal businesses are subject to substantial governmental regulation involving approval of products and manufacturing processes and other matters, and the Company has incurred significant costs in recent years to comply with applicable regulations. Certain of the Company's competitors presently have products similar to the Company's on the market and new products under development. There can be no assurance that the Company will be able to compete effectively with respect to the development, manufacture, marketing or sale of its products. As more competitors obtain the necessary approvals to manufacture and sell similar and/or new products from government agencies, the profit margins on such products may be reduced. In addition, especially with regard to the business conducted by the USPD, innovator companies often try to prevent or discourage the use of generic pharmaceuticals through marketing and regulatory activities and litigation and some innovators also introduce generic versions of their own branded products prior to expiration of the patents for such drugs, which may result in a greater market share for those companies following patent expiration. Parallel imports (i.e., imports of identical products from lower priced markets under the European Union free trade clause) may also adversely affect IPD in Europe by lowering volume growth and creating downward pressure on prices in some product and market areas. There is a general trend of consolidation within the customer base for pharmaceutical and animal health products. At present, none of the Company's businesses is dependent upon any one customer. However, if consolidation continues, the Company could become dependent on individual customers as certain customers increase their size and market share. In 1996, the U.S. generic pharmaceutical industry experienced a fundamental shift in distribution, purchasing and stocking patterns which resulted in accelerated price erosion and significant volume swings as inventories were adjusted. Programs initiated by U.S. national wholesalers fueled the trend of lower prices as they reduced the market share of private label pharmaceutical distributors. In addition, there is continued pressure on the healthcare industry to reduce costs, which may adversely affect the Company's profit margin. These industry trends had a material adverse impact on the Company's earnings in 1996.


                          BACKGROUND OF THE OFFERING


          As a result of discussions concerning a possible equity investment in the Company by A.L. Industrier AS ("Industrier") in late 1996 and early 1997, the Company entered into an agreement dated February 10, 1997 (as amended on June 27, 1997) under which Industrier agreed to purchase 1,273,438 newly issued shares of Class B Common Stock par value $.20 per share ("Class B Stock") from the Company at the purchase price of $16.34 per share or $20,807,977 in the aggregate (the "Class B Stock Purchase"). Industrier was the controlling shareholder of the Company prior to and following the Class B Stock Purchase and owns all of the outstanding 9,500,000 shares of Class B Stock. The Class B Stock Purchase was approved by the Board of Directors after review and recommendation of the transaction by the Audit Committee. In connection with the review and the approval of the Class B Stock Purchase, the Audit Committee recommended and the Board of Directors approved the distribution to the Class A stockholders of certain special Rights to purchase shares of Class A stock at $16.34 per share which is being made through the Rights Offering as set forth in this Registration Statement. The Class B Stock Purchase was originally scheduled to close on the same date the Rights expired but, at the request of the Company, closed on June 27, 1997 (with the Company agreeing to make a payment to Industrier to compensate for the cost to Industrier of the earlier purchase of the Class B Stock).


                                USE OF PROCEEDS

     As the Rights are exercised, the Company will receive the Subscription Price multiplied by the number of Right Shares being purchased upon exercise of such Rights. If all of the Rights are exercised, the Company will receive proceeds of approximately $37.0 million. Such proceeds will be used for general corporate purposes, including funding of working capital and repayment of debt outstanding under the Company's revolving credit facility. The Company will not receive any of the proceeds upon the sale of the Rights or Right Shares by the Holders or Class A Stockholders. The proceeds from the Class B Stock Purchase ($20,807,967) (see "BACKGROUND OF THE OFFERING") was used for the same purposes as the proceeds of the Rights Offering.

                              THE RIGHTS OFFERING

THE RIGHTS

     The Company is distributing the Rights, at no cost, to the Record Holders (such distribution, the "Rights Offering"). The Company will distribute one-sixth of a Right for each share of Class A Stock held of record on the Record Date. The Rights will be evidenced by transferable Subscription Certificates.

     No fractional Rights will be issued or paid. The number of Rights distributed to each Record Holder will be rounded up to the nearest whole number. No Subscription Certificate may be divided in such a way as to permit the holder to receive a greater number of Rights than the number to which such Subscription Certificate entitles its holder, except that a depositary, bank, trust company, and securities broker or dealer holding shares of Class A Stock on the Record Date for more than one beneficial owner may by delivering a written request by 5:00 p.m., New York City time, on a date which is ten business days from the effective date of this Prospectus and, upon proper showing to the Subscription Agent (as hereinafter defined), exchange its Subscription Certificate to obtain a Subscription Certificate for the number of Rights to which all such beneficial owners in the aggregate would have been entitled had each been a Record Holder. The Company reserves the right to refuse to issue any such Subscription Certificate if such issuance would be inconsistent with the principle that each beneficial owner's holdings will be rounded up to the nearest whole Right.

EXPIRATION DATE OF THE SUBSCRIPTION PERIOD

     The Rights will expire at 5:00 p.m., New York City time, on the Expiration Date. After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after the Expiration Date, regardless of when the documents relating to such exercise were sent, except pursuant to the Guaranteed Delivery Procedures described below.

SUBSCRIPTION PRIVILEGE

     Each Right will entitle the holder thereof to receive, upon payment of the Subscription Price, one share of Class A Stock. Certificates representing shares of Class A Stock purchased upon payment of the Subscription Price (the "Subscription Privilege") will be delivered to subscribers as soon as practicable after such purchase.

EXERCISE OF RIGHTS


     Rights may be exercised by delivering to the Subscription Agent, during the period beginning on September 4, 1997 and ending at 5:00 p.m., New York City time, on the Expiration Date, the properly completed and executed Subscription Certificate evidencing such Rights with any required signatures guaranteed, together with payment in full of the Subscription Price for each Right Share subscribed for pursuant to the Subscription Privilege. Such payment in full must be made by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to BankBoston, N.A., as Subscription Agent. The Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, or (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order. If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, holders of Rights who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier's check or money order.

     If a Right Holder wishes to exercise Rights, but time will not permit such holder to cause the Subscription Certificate or Subscription Certificates evidencing such Rights to reach the Subscription Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

     (i) such holder has caused payment in full of the Subscription Price for each Right Share being subscribed for pursuant to the Subscription Privilege to be received (in the manner set forth above) by the Subscription Agent on or prior to the Expiration Date;

     (ii) the Subscription Agent receives, on or prior to the Expiration Date, a guarantee notice (a "Notice of Guaranteed Delivery"), substantially in the form provided with the Instruction as to Use of Alpharma Inc. Subscription Certificates (the "Instructions") distributed with the Subscription Certificates, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD"), or from a commercial bank or trust company having an office or correspondent in the United States (each, an "Eligible Institution"), stating the name of the exercising Right Holder, the number of Rights represented by the Subscription Certificate or Subscription Certificates held by such exercising Right Holder, the number of Right Shares being subscribed for pursuant to the Subscription Privilege, and guaranteeing the delivery to the Subscription Agent of any Subscription Certificate evidencing such Rights within three New York Stock Exchange trading days following the date of the Notice of Guaranteed Delivery; and

     (iii) the properly completed Subscription Certificate or Subscription Certificates evidencing the Rights being exercised, with any required signatures guaranteed, is received by the Subscription Agent within five New York Stock Exchange trading days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Certificates at the addresses set forth above, or may be transmitted to the Subscription Agent by telegram or facsimile transmission (telecopy no. (617) 575-2233). Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the Information Agent, whose address and telephone numbers are set forth under "INFORMATION AGENT".

     Unless a Subscription Certificate (i) provides that the shares of Class A Stock to be issued pursuant to the exercise of Rights represented thereby are to be delivered to the holder of such Rights or (ii) is submitted for the account of an Eligible Institution, signatures on such Subscription Certificate must be guaranteed by an Eligible Institution.

     Holders who hold shares of Class A Stock for the account of others, such as brokers, trustees or depositaries for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the record holder of such Right should complete Subscription Certificates and submit them to the Subscription Agent with the proper payment. In addition, beneficial owners of Class A Stock or Rights held through such a holder should contact the holder and request the holder to effect transactions in accordance with the beneficial owner's instructions.

     If either the number of Rights being exercised is not specified on a Subscription Certificate, or the payment delivered is not sufficient to pay the full aggregate Subscription Price for all shares of Class A Stock stated to be subscribed for, the Right Holder will be deemed to have exercised the maximum number of Rights that could be exercised for the amount of the payment delivered by such Right Holder. Any excess payment remaining after the foregoing allocation will be returned to the Right Holder as soon as practicable by mail, without interest or deduction.

     The instructions accompanying the Subscription Certificates should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION CERTIFICATES TO THE COMPANY.

     THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHT HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

     All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determinations will be final and binding. The Company in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

     Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus, the Instructions or the Notice of Guaranteed Delivery should be directed to the Company.

NO REVOCATION

     ONCE A HOLDER OF RIGHTS HAS EXERCISED THE SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED.

METHOD OF TRANSFERRING RIGHTS


     Rights may be purchased or sold through usual investment channels, including banks and brokers commencing on the first day of the Subscription Period. The Rights will be traded on the New York Stock Exchange, on a "when issued" basis, commencing on the New York Stock Exchange trading day immediately following or as soon as practicable following the Record Date. See "RISK FACTORS -- Uncertain Market for the Rights."

     The Rights evidenced by a single Subscription Certificate may be transferred in whole by endorsing the Subscription Certificate for transfer in accordance with the accompanying Instructions. A portion of the Rights evidenced by a single Subscription Certificate (but not fractional Rights) may be transferred by delivering to the Subscription Agent a Subscription Certificate properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferee (and to issue a new Subscription Certificate to the transferee evidencing such transferred Rights). In such event, a new Subscription Certificate evidencing the balance of the Rights will be issued to the Right Holder or, if the Right Holder so instructs, to an additional transferee.

     Holders wishing to transfer all or a portion of their Rights (but not fractional Rights) should allow a sufficient amount of time prior to the Expiration Date for (i) the transfer instructions to be received and processed by the Subscription Agent, (ii) a new Subscription Certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights, and to the transferor with respect to retained Rights, if any, and (iii) the Rights evidenced by such new Subscription Certificates to be exercised or sold by the recipients thereof. Neither the Company nor the Subscription Agent shall have any liability to a transferee or transferor of Rights if Subscription Certificates are not received in time for exercise or sale prior to the Expiration Date.

     Except for the fees charged by the Subscription Agent (which will be paid by the Company as described above), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

     The Company anticipates that the Rights will be eligible for transfer through, and that the exercise of the Subscription Privilege may be effected through, the facilities of the Depository Trust Company.

OFFEREES IN NON-QUALIFIED STATES AND FOREIGN JURISDICTIONS

     The Company will make reasonable efforts to comply with the securities laws of all states in the United States and all foreign jurisdictions in which persons entitled to subscribe for shares of Class A Stock reside. Notwithstanding the foregoing, the Company will not be required to make the Rights Offering available to or to issue shares of Class A Stock to any holder of Class A Stock who is resident in a state or other jurisdiction in which the Company deems, in its sole discretion, that the costs associated with the compliance with applicable securities law are excessive relative to the benefit conferred or in which offers or sales may be unlawful.

SUBSCRIPTION AGENT

     The address and telecopy number to which the Subscription Certificates and payment of the Subscription Price should be delivered is:


                    BankBoston, N.A.


                    c/o Boston Equiserve, L.P.
                    150 Royall Street
                    Mail Stop 45-01-40
                    Canton, Massachusetts 02021
                    Attn:  Corporate Reorganization
                    Telecopier:  (617) 575-2233

INFORMATION AGENT

     The Company has appointed D.F. King as Information Agent for the Rights Offering. Any questions or requests for additional copies of the Prospectus, the Instructions or the Notice of Guaranteed Delivery may be directed to the Information Agent at the following address and telephone number:

                    D.F. King
                    77 Water Street
                    New York, New York 10005
                    Telephone:  (212) 269-5550

DESCRIPTION OF COMMON STOCK

     The Company's authorized capital stock currently consists of: (i) 40,000,000 shares of Class A Stock, of which 13,576,114 shares were issued and outstanding as of June 30, 1997, (ii) 15,000,000 shares of Class B Stock, of which 9,500,000 shares were issued and outstanding as of June 30, 1997, and
(iii) 500,000 shares of Preferred Stock, par value $1.00 per share, of which none was outstanding as of June 30, 1997.

     The Class A Stock and the Class B Stock are identical in all respects, including with respect to the right to receive dividends, except as follows:
(i) the holders of the Class A Stock are currently entitled as a class to elect 33 1/3% of the Board of Directors (rounded to the nearest whole number, but not less than two members of the Company's Board of Directors), and the holders of the Class B Stock are entitled as a class to elect the remaining directors; (ii) on all other matters submitted to a vote of stockholders, the holders of the Class A Stock are entitled to one vote per share of Class A Stock held, and the holders of the Class B Stock are entitled to four votes per share of Class B Stock held; (iii) the holders of the Class B Stock have the right at any time and from time to time to convert each share of Class B Stock into one share of Class A Stock; and (iv) shares of Class A Stock may be declared and paid as dividends on shares of both Class A Stock and Class B Stock, shares of Class B Stock may be declared and paid as dividends on shares of both Class A Stock and Class B Stock, or shares of Class A Stock may be declared and paid as dividends on shares of Class A Stock and shares of Class B Stock may be declared and paid as dividends on shares of Class B Stock and in any such case the same number of shares must be declared and paid as dividends in respect of each outstanding share of Class A Stock and each outstanding share of Class B Stock. The special voting rights of the holders of the Class A Stock as reflected in clause (i) above terminate if the number of outstanding shares of Class A Stock is less than 10% of the aggregate number of outstanding shares of Class A Stock and Class B Stock, and the special voting rights of the holders of the Class B Stock as reflected in clauses (i) and (ii) above terminate if the number of outstanding shares of Class B Stock is less than 12 1/2% of such aggregate number, in each case as determined on the record date for the stockholder vote.

     The Company may not subdivide or combine either class of Common Stock without at the same time combining or subdividing shares of the other class of Common Stock in the same proportion. Upon liquidation of the Company, holders of the Class A Stock and the Class B Stock are entitled to share ratably in any assets available for distribution to stockholders after payment of all obligations of the Company, and payments due in respect of any other senior securities of the Company, including any shares of Preferred Stock. Holders of Common Stock do not have cumulative voting rights or preemptive, subscription or, except as set forth above with respect to the Class B Stock, conversion rights.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a general summary of the material United States federal income tax consequences of the rights offering (the "Rights Offering"), receipt, transfer, exercise and lapse of the Rights to the Company shareholders that receive the Rights in the Rights Offering. The discussion does not address all aspects of federal income taxation that may be applicable to Company shareholders in light of their status or personal investment circumstances, nor does it address the federal income tax consequences to Company shareholders that are subject to special federal income tax treatment, including (without limitation) foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities, persons who acquired their Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, and persons who hold their Class A Stock as part of a "straddle", "hedge" or "conversion transaction." In addition, the discussion does not address the effect of any applicable state, local or foreign tax laws, or the effect of any federal tax laws other than those pertaining to the federal income tax. As a result each Company shareholder should consult his or her own tax advisor to determine the specific tax consequences to such shareholder of the receipt, exercise or lapse of the Rights. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations proposed or promulgated thereunder, judicial precedent relating thereto, and current administrative rulings and practice, all of which are subject to change. Any such change, which may be retroactive, could alter the tax consequences discussed herein. The discussion assumes that shares of Class A Stock are held as capital assets (within the meaning of Section 1221 of the Code).

FEDERAL INCOME TAX CONSEQUENCES TO COMPANY.

     The Company will not recognize gain or loss from the Rights Offering, or from the exercise or lapse, of the Rights.

FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS.

     Shareholders who receive their Rights in the Rights Offering will have the following federal income tax consequences:

     Receipt of the Rights. A shareholder will not recognize any gain or loss upon the receipt of Rights in the Rights Offering.

     Basis of the Rights. A shareholder's tax basis in Rights received in the Rights Offering and subsequently allowed to lapse will be zero. Except as provided in the following sentence, a shareholder's tax basis in Rights received in the Rights Offering and subsequently exercised also will be zero. If, however, either (i) the fair market value of the Rights on the date of the Rights Offering is 15% or more of the fair market value (on the date of the Rights Offering) of the Class A Stock with respect to which they are received or
(ii) the shareholder properly elects, in accordance with procedures set forth in Treasury Regulation Section 1.307-2, to allocate part of his or her basis in such Class A Stock to the Rights (the "Basis Election"), then the shareholder's basis in such Class A Stock will be allocated between the Class A Stock and the Rights in proportion to the fair market value of each on the date of Rights Offering.

     The Company, based on current market prices of the Class A stock believes that it is unlikely that the value of a Right on the proposed date of issuance will be 15% or more of the fair market value of the Class A Stock with respect to which such Right is distributed. As a result, shareholders desiring to allocate a portion of their Class A Stock basis to Rights that will be exercised may wish to consider making a Basis Election.

     Transfer of the Rights. A shareholder who sells the Rights received in the Rights Offering will recognize gain or loss equal to the difference between the sale proceeds and such shareholder's basis (if any) in the Rights sold. Such gain or loss will generally be capital gain or loss, long-or short-term depending upon whether the shareholder has held the rights for more than one year.

     Exercise of the Rights; basis and holding period of Class A Stock. A shareholder will not recognize any gain or loss upon the exercise of Rights received in the Rights Offering. A shareholder's basis in Class A Stock acquired through exercise of the Rights will be equal to the sum of the Subscription Price therefor and the shareholder's basis in such Rights (if any). A shareholder's holding period for the Class A Stock acquired through exercise of the rights will begin on the date the Rights are exercised.

     Lapse of the Rights. A shareholder will not recognize any gain or loss upon the lapse of Rights received in the Rights Offering. No adjustment in respect of Rights allowed to lapse will be made to the basis of Class A Stock owned by such a shareholder.

     THE FOREGOING IS A GENERAL DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE RIGHTS OFFERING TO CERTAIN COMPANY SHAREHOLDERS AND DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH COMPANY SHAREHOLDER'S TAX STATUS AND ATTRIBUTES. AS A RESULT, THE FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EACH COMPANY SHAREHOLDER. ACCORDINGLY, EACH COMPANY SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE RIGHTS OFFERING, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

           EFFECT OF THE RIGHTS OFFERING ON WARRANTS OF THE COMPANY

     As part of the consideration for the Company's acquisition of the pharmaceutical, animal health, aquatic animal health and bulk antibiotics businesses of A.L. Industrier on October 3, 1994, the Company issued warrants (the "Warrants") to purchase 3,600,000 shares of Class A Stock to the shareholders of Industrier, pursuant to a Norwegian tender offer. The Warrants generally became exercisable on September 21, 1995 and expire on January 3, 1999, except that the Warrants issued to or held by Einar W. Sissener, Director and Chief Executive Officer of the Company and certain closely held corporations and trusts controlled by Mr. Sissener are not exercisable until October 3, 1997. The Warrants are listed for trading on the New York Stock Exchange.

     The exercise price of the Warrants is $21.945 per share of Class A Stock, subject to certain anti-dilution adjustments purchasable thereunder. Upon issuance of the Rights and depending on the value of the Rights and the market price of the Class A Stock, the exercise price of the Warrants may be reduced and the amount of shares of Class A Stock issuable upon exercise of each Warrant may be increased pursuant to the terms of the Warrant Agreement dated October 3, 1994 between the Company and BankBoston, N.A., as warrant agent.


                                 LEGAL MATTERS

     The validity of the issuance of the Rights and Right Shares will be passed upon for the Company by Kirkland & Ellis. Mr. Glen E. Hess has been a director of the Company since 1983. Mr. Glen E. Hess's professional corporation is a partner of Kirkland & Ellis, a law firm which since 1978 has performed significant legal services for the Company.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 incorporated by reference herein and elsewhere in the Registration Statement, have been incorporated by reference in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, upon the authority of said firm as experts in accounting and auditing.

               PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The following table sets forth the expenses, other than underwriting discounts and commissions, paid or payable in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates except for the Commission registration fee. All of the following expenses will be paid by the Company.


Commission registration fee.............................. $11,204

Accounting fees and expenses............................. $10,000
NYSE Listing Fee......................................... $11,000
Legal fees and expenses.................................. $15,000
Miscellaneous............................................       0
                                                          -------
       Total                                              $47,204
                                                          =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102 of the General Corporation Law of the State of Delaware ("GCL") allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Company's Amended and Restated Certificate of Incorporation ("Amended Certificate of Incorporation") contains a provision which eliminates directors' personal liability as set forth above.

     The Amended Certificate of Incorporation and the Company's Amended and Restated Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Section 145 of the GCL; provided,
                                                                    --------
however, that, except with respect to proceedings to enforce rights to
-------
indemnification, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Company's Board of Directors.
Section 145 of the GCL provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

     Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     Section 145 of the GCL further provides that indemnification provided therein shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Pursuant to the Amended Certificate of Incorporation, if a claim for indemnification (including the advancement of expenses) is not paid in full by the Company within forty-five days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee also shall be entitled to be paid the expense of prosecuting or defending such suit.

     The Company maintains insurance policies for general officers' and directors' liability insurance and fiduciary liability insurance covering all of the Company's directors and officers in certain instances where by law they may not be indemnified by the Company.

ITEM 16.    EXHIBITS.

The following is a list of exhibits to this Registration Statement.


      Exhibit No.                                    Description of Document
      -----------                                    -----------------------
 *    4.1          Amended and Restated Certificate of Incorporation of A.L. Pharma Inc., (as the Company was
                   formerly known) dated September 30, 1994 and filed with the Secretary of State of Delaware on October 3, 1994 (Incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K (File No. 1-8593) for the fiscal year ended December 31, 1994).
 *    4.2          Certificate of Amendment of the Certificate of Incorporation of A.L. Pharma Inc. (as the
                   Company was formerly known) dated September 15, 1995 and filed with the Secretary of State of Delaware on September 15, 1995.  (Incorporated by reference to Exhibit 3.1 to the
                   Company's Registration Statement on Form S-3 (File No. 33-60029) filed on September 21,
                   1995.)
 *    4.3          Amended and Restated Bylaws of A.L. Pharma Inc., (as the Company was formerly known)
                   effective as of October 3, 1994 (Incorporated by reference to Exhibit 3.2 to the Company's
                   Annual Report on Form 10-K (File No. 1-8593) for the fiscal year ended December 31, 1994).
**    4.4          Rights Agreement between Alpharma Inc. and BankBoston, N.A. Subscription Agent, dated as of August 26, 1997.
 *    5            Opinion and consent of Kirkland & Ellis.
**    23.1         Consent of Coopers & Lybrand L.L.P.
 *    23.2         Consent of Kirkland & Ellis (included in Exhibit 5).
 *    24           Power of Attorney (included on the signature pages to this Registration Statement).
**    99.1         Form of Subscription Certificate.
**    99.2         Instructions to Stockholders as to use of Alpharma Inc. Subscription Certificates.
**    99.3         Notice of Guaranteed Delivery for Subscription Certificates issued by Alpharma Inc.


      ____________

       *  Previously filed.

      **  Filed herewith.

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(A)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lee, New Jersey on August 27, 1997.


                         ALPHARMA INC.

                         By:  /s/ Jeffrey E. Smith
                              --------------------------------------------------
                              Name: Jeffrey E. Smith
                              Title:Vice President, Finance and Chief Financial
                                    Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature to this Registration Statement appears below hereby appoints Jeffrey E. Smith and Beth
 P. Hecht, and each of them, any one of whom may act without the joinder of the others, as his or her attorney-in-fact with full power of substitution and resubstitution to sign on his or her behalf individually and in the capacity stated below, and to sign and file all amendments and post-effective amendments to this Registration Statement and any and all other documents that may be required in connection with the filing of this Registration Statement, which amendments may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                                              *
                          ________________________________________________
Date:  August 27, 1997    Name: Einar W. Sissener
                          Title:Chairman, Director and Chief Executive
                                Officer (Principal Executive Officer)

                                               *
                          ________________________________________________
Date:  August 27, 1997    Name: Jeffrey E. Smith
                          Title:Vice President, Finance and Chief
                                FinancialOfficer (Principal Financial
                                Officer and Principal Accounting Officer)

                                               *
                          ________________________________________________
Date:  August 27, 1997    Name: I. Roy Cohen
                          Title:Director

                                               *
                         _________________________________________________
Date:  August 27, 1997   Name: Thomas G. Gibian
                         Title:Director

                                               *
                         _________________________________________________
Date:  August 27, 1997   Name: Glen E. Hess
                         Title:Director

                                               *
                         _________________________________________________
Date:  August 27, 1997   Name: Gert W. Munthe
                         Title:Director

                                               *
                         _________________________________________________
Date:  August 27, 1997   Name: Erik G. Tandberg
                         Title:Director

                                               *
                         _________________________________________________
Date:  August 27, 1997   Name: Peter G. Tombros
                         Title:Director


_____________

*  Previously filed.

   Exhibit No.                     INDEX OF EXHIBITS
   ----------                      -----------------
*   4.1          Amended and Restated Certificate of Incorporation of A.L.
                 Pharma Inc., (as the Company was formerly known) dated
                 September 30, 1994 and filed with the Secretary of State of
                 Delaware on October 3, 1994 (Incorporated by reference to
                 Exhibit 3.1 to the Company's Annual Report on Form 10-K (File
                 No. 1-8593) for the fiscal year ended December 31, 1994).

*   4.2          Certificate of Amendment of the Certificate of Incorporation
                 of A.L. Pharma Inc. (as the Company was formerly known) dated
                 September 15, 1995 and filed with the Secretary of State of
                 Delaware on September 15, 1995. (Incorporated by reference to
                 Exhibit 3.1 to the Company's Registration Statement on Form
                 S-3 (File No. 33-60029) filed on September 21, 1995.)

*   4.3          Amended and Restated Bylaws of A.L. Pharma Inc., (as the
                 Company was formerly known) effective as of October 3, 1994
                 (Incorporated by reference to Exhibit 3.2 to the Company's
                 Annual Report on Form 10-K (File No. 1-8593) for the fiscal year ended December 31, 1994).

**  4.4          Rights Agreement between Alpharma Inc. and BankBoston, N.A.
                 as Subscription Agent, dated as of August 26, 1997
                 (including Form of Right Certificate).

*   5            Opinion and consent of Kirkland & Ellis.

**  23.1         Consent of Coopers & Lybrand L.L.P.

*   23.2         Consent of Kirkland & Ellis (included in Exhibit 5).

*   24           Power of Attorney (included on the signature pages to this
                 Registration Statement).

**  99.1         Form of Subscription Certificate.

**  99.2         Instructions to Stockholders as to use of Alpharma Inc.
                 Subscription Certificates.

**  99.3         Notice of Guaranteed Delivery for Subscription Certificates
                 issued by Alpharma Inc.



____________
*   Previously filed.

**  Filed herewith.